                                                                    Exhibit 10.1

[LETTERHEAD OF NCR]


July 1, 1998


John L. Giering
6477 Kings Grant Passage
Dayton, OH  45459

Dear John:

We appreciate your years of service to the company. Since you first joined NCR in 1980, you have made significant contributions to our success, playing key roles as NCR's Chief Financial Officer both when the company was acquired by AT&T and when it was spin-off at the end of 1996. Your leadership during these critical times for the company has not gone unrecognized, and all of your colleagues wish you the best in your retirement from the company. As you now prepare to retire, I am writing to describe your retirement benefits and the respective rights and obligations of you and the company.

In order to facilitate an effective transition, you have agreed to serve as Senior Vice President and Chief Financial Officer of NCR until the effective date your successor begins employment with NCR at which time you will retire. If your successor does not commence employment by December 31, 1998, you will retire on that date. Through your retirement date, NCR will pay to you your annual base salary in the usual manner. Effective on your retirement date, you will begin receiving retirement benefits under the terms of the Senior Executive Retirement, Death and Disability Plan (the "SERP"). Your retirement benefits under the SERP will be calculated under the Change-in-Control provisions for Executive Participants (as defined in the SERP). A current estimate of your SERP benefits is attached, although the amount of your actual SERP payments will be determined in accordance with the SERP plan document.

Your participation in the 1998 NCR Management Incentive Plan for Executive Officers (the "MIP") will terminate effective on your retirement date. NCR will pay to you an amount equal to the award you would be entitled to under the MIP, pro-rated for that period of 1998 prior to your retirement date, based on the company's achievement of specific performance objectives as approved by the Board in February of this year. This amount will be paid in a lump sum payment at the same time as awards are paid to executive officers under the 1998 MIP. You will be entitled to no other awards under the 1998 MIP or any other annual incentive plans.

Upon retirement, you will be eligible to receive any retiree health and life benefits that are then available to employees of the company, assuming you meet the eligibility requirements for such benefits. Your eligibility for other benefits, including retirement benefits under the NCR qualified pension plan, will be determined in accordance with the NCR plans that govern those benefits. Similarly, your stock option and other stock agreements will govern the treatment of your stock options and LTIP restricted stock unit grants upon your retirement. For purposes of these agreements, you will be considered retired upon your retirement date.

You will continue to participate in the financial counseling program through the end of 1998.

You agree to return to NCR, on or before your retirement date, all NCR property or copies thereof, including, but not limited to, mobile or portable phones, files, records, computer access codes, computer programs, keys, card key passes, instruction manuals, documents, business plans, and other property which you received, prepared or helped to prepare in connection with your employment with NCR, and to assign to NCR all right, title and interest in such property, and any other inventions, discoveries or works of authorship created by you during the course of your employment. Sometime prior to your retirement date, please contact Bill Baugh at (937) 445-2244 to arrange to have any security system monitoring that has been provided by NCR transferred to a company of your choice. NCR can make recommendations for a suitable company. NCR will not monitor your system once you have retired.

You acknowledge your obligation to keep all Proprietary NCR Information confidential and not to disclose it to any third party in the future, subject to any obligation to comply with legal process. As used in this letter agreement, the term "Proprietary NCR Information" includes, but is not necessarily limited to, confidential, technical, marketing, business, financial or other confidential information not publicly available.

You agree that a violation of the foregoing provisions relating to the return of NCR property or the use or disclosure of Proprietary NCR Information, unless you have the right to use such property or Proprietary NCR Information pursuant to a separate agreement with NCR, will be considered a material breach of this letter agreement, for which you will forfeit any moneys not already paid under this letter agreement. NCR agrees that a violation of its payment obligations under this letter agreement will be a material breach of this letter agreement. The provisions of this paragraph in no way limit NCR's right to also commence a court action for an injunction or equitable remedies in the event you breach any provision of this letter agreement. In the event NCR takes such action, all of your other obligations under this letter agreement shall remain in full force and effect.

Commencing on your retirement date (or if earlier, the date of your death or permanent disability), for a period of one year, NCR will pay to you an amount equal to your annual base salary, payable in the same installments as your base salary was paid immediately prior to your retirement. These payments will cease if you subsequently become employed by a competitor named below, but they will continue if you become employed by an entity other than such a competitor. The payments described in this paragraph will continue to be made in the event that you retire and subsequently become permanently disabled or die. In the event of your death, the payments will be made to your estate. All rights upon disability or death to other payments and benefits not described in this paragraph, including the exercisability of your stock options, will be determined according to the terms of the NCR plans and programs in which you are participating.

In addition, during the time period during which you receive the payments described in the proceeding paragraph, NCR will provide to you and your eligible dependents, at no cost, NCR Health Care Choice 2, NCR Dental Choice 2, Associate Life Insurance coverage at $50,000, and Accidental Death & Dismemberment coverage at two times your current base salary. While receiving these benefits, you will not receive any retiree health or life benefits. The time period during which you receive these payments will count for eligibility requirements for retiree health and life insurance benefits. However, you will not receive credit for pay and service associated with the this time period for purposes of calculating pension benefits under any NCR retirement plans.

In consideration of NCR's payment of the benefits described in the proceeding paragraphs, you agree that from the date of this letter agreement through December 31, 2000, without the prior written consent of the Chief Executive Officer of NCR, you will not: (a) hire, attempt to hire or assist any other person or entity in hiring or attempting to hire an exempt employee of NCR or any person who was an NCR exempt employee within the prior six-month period, or
(b) solicit, in competition with NCR, the business of any NCR customer known to you to be an NCR customer or any entity whose business you knew NCR was actively soliciting during the six-month period immediately preceding your retirement date, or (c) accept employment, either as an employee or independent contractor, with, or serve as a director of, any of NCR's direct, major competitors, or their subsidiaries or affiliates, namely: IBM, Anderson Consulting, Sequent, CSC, Unisys, Digital Equipment, Hewlett-Packard (HP), Sun Microsystems, Oracle, Informix, Compaq, Data General, EDS, Diebold, and Perot Systems. If you breach the terms of this paragraph, in addition to recovering damages for breach, NCR will make no further payments under this letter agreement and, inasmuch as breach would cause irreparable harm to NCR, NCR may obtain an injunction and/or restraining order prohibiting further violations, provided NCR has given you written notice of the claimed breach.

You acknowledge that there are various state, local and federal laws that prohibit employment discrimination on a number of bases including, but not limited to, age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. Sec. 2000 et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101; the Employee Retirement Income Security Act, as amended 29 U.S.C. Sec. 1001 et. seq.; and 42 U.S.C. Sec. 1981, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. In consideration of this letter agreement, you hereby waive and release any rights you may have as of the date of your execution of this letter agreement under these or any other laws with respect to your employment and termination of employment with NCR and acknowledge that based on your knowledge as of the date of your execution of this letter agreement, NCR has not (a) discriminated against you, (b) breached any contract with you, (c) committed any civil wrong
(tort) against you, or (d) otherwise acted unlawfully towards you. You also waive any right to become, and promise not to consent to become, a member of any class in a case in which claims are asserted against any Releasee (defined below) that is related in any way to your employment or the termination of your employment with NCR, and that involve events which have occurred as of the date of your execution of this letter agreement or your retirement date. If you, without your knowledge or consent are made a member of a class in any proceeding, you will opt out of the class at the first opportunity afforded to you after learning of your inclusion. In this regard you agree that you will execute, without objection or delay, an "opt-out" form presented to you either by the court in which such proceeding is pending or by counsel for a Releasee who is made a defendant in any such proceeding. This paragraph does not apply to any claims that you may have against AT&T Corp.

You, on behalf of yourself, your heirs, executors, administrators, agents, attorneys, representatives, and assigns, release and discharge NCR and its successors, assigns, subsidiaries, parent companies, and affiliates (excluding, however, AT&T Corp.) and their trustees, fiduciaries, administrators, directors, officers, agents, employees, attorneys ("Releasees"), from any and all claims, actions, and causes of action with respect to, or arising out of, your employment or termination of employment with NCR, as well as from all claims for personal injury, actual or potential, occurring up to, and including, the date of your retirement. This general release covers, but is not limited to, all claims for discrimination, age discrimination under the Age Discrimination In Employment Act, or any similar state or local statute or ordinance, wrongful discharge, breach of implied or express promises, intentional or negligent infliction of emotional distress, claims under statutes, common law, or otherwise, in any jurisdiction. You represent that you have not transferred or assigned, or caused to be transferred or assigned, any rights or causes of action against NCR or any other Releasee and that you have not filed any charge or lawsuit against NCR or any other Releasee with any governmental agency or court and that you will not institute any actions against NCR or any other Releasee for any reason.

With respect to any administrative charges that have been or may be filed concerning events or actions relating to your employment or the termination of your employment that occurred on or before the date of your execution of this letter agreement, you waive and release any right you may have as of the date of your execution of this letter agreement to recover in any lawsuit or proceeding brought by you or by an administrative agency on your behalf. If you breach this paragraph you understand that you will be liable for all expenses, including your costs and reasonable attorney's fees. This paragraph is not intended to limit you from instituting legal action for the sole purpose of enforcing this letter agreement.

NCR will indemnify you for your service in your capacity as an officer of the company to the full extent required by the laws of the State of Maryland, as provided in NCR's bylaws. NCR releases you from any and all claims, actions, and causes of action with respect to, or arising out of, your employment or termination of employment with NCR, occurring up to, and including, the date of your retirement, unless it is established that you failed to meet the standard of conduct required for indemnification as set forth in NCR's bylaws. A copy of the current provision of the bylaws concerning indemnification is attached for your information.

You will have sole responsibility for payment of all employee taxes, U.S. or of any other jurisdiction, or contributions imposed or required under unemployment insurance, social security and income tax laws, and for filing all required tax forms with respect to any amounts paid by NCR to you. NCR may withhold taxes from any payment made to you to the extent required by law. Evidence of deduction will be provided to you through issuance of receipts or other tax reporting forms (such as forms W-2) in accordance with the reporting requirements and reporting timetable of these laws. You agree to indemnify and hold NCR harmless against any claim or liability (including penalties) resulting from your failure to pay such taxes or contributions, or your failure to file any such tax forms, and you agree to waive any claim against NCR for failure to withhold any taxes or over-withholding of taxes. Notwithstanding anything in this letter agreement to the contrary, you will continue to be entitled to any rights to tax gross-up payments that you may have pursuant to (i) the company's policies and practices on financial consulting services, and/or (ii) Section 13 of the Employment Agreement among you, NCR Corporation, and AT&T Corp. dated September 23, 1991, and/or (iii) the NCR Change-in-Control Severance Plan for Executive Officers.

Subject to NCR's rights to seek injunctive relief or equitable remedies in a court action, any controversy or claim related in any way to this letter agreement, or to your employment relationship with NCR (including, but not limited to, any claim of fraud or misrepresentation), shall be resolved by arbitration pursuant to this paragraph and the then current rules and supervision of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney's fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs which are reasonably incurred by the other party. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph. The provisions of this paragraph in no way limit NCR's right to also commence a court action for an injunction or equitable remedies in the event you breach any provision of this letter agreement. In the event NCR takes such action, all of your other obligations under this letter agreement shall remain in full force and effect.

This letter agreement shall be governed by the laws of the State of Ohio. If any part of this letter agreement is held to be unenforceable, the parties intend for the remaining portion of this letter agreement to be given full force and effect. In particular, the parties intend for the non-solicitation/non-competition provision to be given the maximum effect permissible under the law, in order to protect NCR's trade secrets and confidential and proprietary information.

This letter agreement is the entire agreement between you and NCR with respect to the termination of your employment and supersedes all prior written or oral understandings, statements or agreements relating in any way to the terms and conditions of your employment relationship, or the end of that relationship with NCR, provided, however, that the terms of any NCR benefit plans or benefit arrangements in which you are a participant shall govern the payment of benefits from the respective plans to the extent said plans are not in conflict with the terms of this letter agreement. Any waiver or modification of the terms of this letter agreement must be in writing and signed by you and NCR. No waiver by either you or NCR at any time of any breach by the other party, compliance with, any conditions or provisions of this letter agreement to be performed by the other party, shall be considered a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

If you are in agreement with this letter agreement, please sign below.

Sincerely,

/s/ Lars Nyberg

Lars Nyberg, Chairman and Chief Executive Officer

     Accepted:


     By:       /s/ John L. Giering
             ------------------------
     Name:      John L. Giering
     Dated:     July 9, 1998
             ------------------------

cc:  J. Hoak